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                                                                     Exhibit 3.6

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE GENERAL PARTNER OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER UNDER ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                 PARALLEL, L.P.

      This Agreement of Limited Partnership is made and entered into by and among Parallel Petroleum Corporation, a Delaware corporation, and the Persons now or hereafter from time to time signing a Limited Partner Signature Page attached as Attachment I to this Agreement or any counterpart hereof. This Agreement shall be effective on the Effective Date. The parties, desiring to form a limited partnership, do hereby certify and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. When used in this Agreement, the following terms shall, unless the context otherwise requires, have the meanings specified in this
Article I. The singular shall include the plural and the masculine gender shall include the feminine and vice versa as the context requires.

      Act: The Texas Revised Limited Partnership Act, as in effect from time to time.

      Additional Capital Contribution: With respect to any Partner, the amount of additional capital contributed to the Partnership pursuant to the provisions of Section 3.3 hereof or the amount otherwise agreed to be contributed to the Partnership by a Partner.

      Adjusted Capital Account: The capital account maintained for each Partner as provided in Section 4.2, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under Article III, in any, and (ii) an amount equal to such Partner's allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and (b) decreased by the adjustments provided for in Treas. Reg. section 1.704-1(b)(2)(ii)(d)(4)-(6).

      Affiliate: An Affiliate of a Person is (1) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (2) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (3) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (4) any officer, director, manager or partner of such Person and
(5) if such Person is an officer, director, manager or partner, any company for which such Person acts in any such capacity.

      Agreement: This Agreement by and among Parallel Petroleum Corporation and the Persons now or hereafter from time to time signing a Limited Partner Signature Page which has been accepted by the General Partner. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

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      Capital Contributions: With respect to any Partner, the sum of such
Partner's Initial Capital Contribution and Additional Capital Contributions, and the dollar amounts of cash or property agreed to be contributed.

      Certificate of Limited Partnership: The Certificate of Limited Partnership filed with the Secretary of State of the State of Texas as referenced in Section 2.6, as such Certificate may be amended or restated from time to time.

      Confidential Information: All proprietary information of the Partnership, including business opportunities of the Partnership, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Partnership relating to its business, including, without limitation, any confidential information contained in any lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, seismic records, production records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Partnership, developed by, or originated by any third party and brought to the attention of, the Partnership.

      Effective Date: The date on which the Certificate of Limited Partnership of the Partnership is filed with the Secretary of State of the State of Texas.

      General Partner: The Person designated as General Partner in Section 2.3 hereof, and any successor as provided herein.

      Initial Capital Contribution: With respect to any Partner, the amount of initial capital contributed to the Partnership or agreed to be contributed to the Partnership pursuant to the provisions of Section 3.1 and Section 3.2 hereof.

      Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

      Leases: Full or partial interests in oil and gas leases, oil and gas mineral rights, fee rights or other rights authorizing the holder to drill for and reduce oil and gas to possession.

      Limited Partners: All Persons who execute Limited Partner Signature Pages or any counterpart thereof and are admitted as Limited Partners by acceptance of the General Partner endorsed thereon, and all Persons hereafter admitted as additional or substituted Limited Partners as provided herein.

      Limited Partner Signature Page: Each signature page of a Person subscribing to the Partnership as a Limited Partner and accepted by the General Partner, which pages are attached to this Agreement collectively as Attachment I and made a part hereof.

      Majority Interest of the Limited Partners: Limited Partners whose aggregate Sharing Ratios exceed fifty percent (50.00%).

      Minimum Gain: Shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

      Organizational Costs: Costs, fees and expenses of organizing the Partnership, including, but not limited to, legal and accounting expenses, and filing and qualification fees incurred by the General Partner.

      Partners: All Partners, both General and Limited.

                                      -2-

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      Partner Nonrecourse Debt: Any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

      Partner Nonrecourse Deductions: The amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

      Partnership: The limited partnership formed hereby.

      Partnership Nonrecourse Liabilities: Means nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

      Person: Any individual, partnership, corporation, trust, limited liability company or other entity.

      Sharing Ratio: Means for any Limited Partner, the proportion that such Limited Partner's Capital Contributions bear to the total Capital Contributions made by all Limited Partners.

      Simulated Basis, Simulated Depletion, Simulated Gain and Simulated Loss:
Shall have the meanings assigned to them in Section 4.2(b)(ii).

      Treasury Regulation: Any temporary or final regulation issued by the United States Treasury Department.

      1.2 References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                   ARTICLE II

                        FORMATION OF LIMITED PARTNERSHIP

      2.1 Formation and Name: Subject to the provisions of this Agreement, the Partners hereby form a limited partnership pursuant to the Act. The name of the Partnership shall be "Parallel, L.P.". Upon the request of the General Partner, the Limited Partners shall immediately execute all such certificates and other documents conforming hereto as necessary or advisable for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Texas and for the formation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in all other jurisdictions where the Partnership conducts business.

      2.2 Purpose. The purpose, nature and character of the business of the Partnership is to engage in any and all lawful business activities and to do all things necessary or desirable for the promotion, conduct and operation of such business, all in accordance with the terms and provisions hereof.

      2.3 Designation of General and Limited Partners. Parallel Petroleum Corporation, a Delaware corporation, is hereby designated as the General Partner of the Partnership. The Persons executing a Limited Partnership Signature Page which has been accepted by the General Partner shall serve as Limited Partners.

                                      -3-

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      2.4 Places of Business; Registered Agent; Addresses of Partners.

      (a) The address of the principal office and place of business of the Partnership and its street address shall be 110 N. Marienfeld, Suite 465, Midland, Texas 79701. The General Partner, at any time and from time to time, may change the location of the Partnership's principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or advisable.

      (b) The registered office of the Partnership in the State of Texas shall be 110 N. Marienfeld, Suite 465, Midland, Texas 79701, and the registered agent for service of process on the Partnership shall be Larry C. Oldham, whose business address is the same as the Partnership's registered office. The General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

      (c) The General Partner is the sole general partner of the Partnership. The General Partner's mailing address is 110 N. Marienfeld, Suite 465, Midland, Texas 79701, and the street address of its business is 110 N. Marienfeld, Suite 465, Midland, Texas 79701.

      (d) The mailing address of each of the Limited Partners is set forth on Attachment I to this Agreement.

      2.5 Term. The Partnership shall be formed and commence upon the execution by the General Partner and the Limited Partners of this Agreement on the date hereof and the completion of filing for record an initial Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Texas, and the Partnership shall continue until terminated in accordance with
Article VII.

      2.6 Certificate of Limited Partnership. The General Partner shall cause the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Texas as required by the Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Texas or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Texas or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.1(b), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or assignee.

      2.7 Admission of Limited Partners. The General Partner has sole discretion in the determination of whether to admit or not admit any Person to the Partnership as a Limited Partner. Subject to the satisfaction of all provisions of this Agreement, each Person accepted by the General Partner to become a Limited Partner will be admitted as a Limited Partner of the Partnership only upon written acceptance by the General Partner and the filing of the Certificate of Limited Partnership, provided that such Person has first duly executed and delivered to the General Partner this Agreement or a counterpart copy of this Agreement and contributed to the Partnership the amount required under Section
3.1 hereof. Upon formation of the Partnership, no additional Limited Partners will be admitted except in accordance with the provisions hereof.

      2.8 Merger or Consolidation. The Partnership may merge or consolidate with or into another limited partnership or other business entity, or enter into an agreement to do so, only with the consent of the General Partner and a Majority Interest of the Limited Partners.


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                                   ARTICLE III

               PARTNERSHIP CAPITAL; ALLOCATIONS AND DISTRIBUTIONS

      3.1 Limited Partners' Initial Capital Contribution. Each Limited Partner shall make an Initial Capital Contribution of cash in the amount set forth on such Limited Partner's Limited Partner Signature Page (Attachment I), and at the time of subscribing shall contribute cash to the Partnership in an amount equal to one hundred percent (100%) of the total amount of his Initial Capital Contribution. Capital Contributions and other funds of the Partnership shall be held in a separate account for the benefit of the Partnership.

      3.2 General Partner's Initial Capital Contribution. The General Partner shall make an Initial Capital Contribution of cash in an amount equal to one percent (1.00%) of the aggregate Initial Capital Contributions made by all Partners.

      3.3 Additional Capital Contributions. At such time as the General Partner shall designate, (a) (i) the General Partner, for and on behalf of Parallel, L.L.C., shall contribute to the capital of the Partnership for the account of Parallel, L.L.C. all limited partnership interests in First Permian, L.P., a Delaware limited partnership, beneficially owned or held of record by the General Partner and (ii) the General Partner shall also contribute to the capital of the Partnership for its own account all limited liability company interests in First Permian GP, L.L.C., a Delaware limited liability company, beneficially owned or held of record by the General Partner, and (b) such additional cash or property as the General Partner and the Limited Partners may agree upon.

      3.4 Interest and Return of Contributions. No interest shall accrue on any contributions to the capital of the Partnership, and no Partner, shall have the right to withdraw or to be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.

      3.5 Allocations.

      (a) Except as otherwise provided in this Section 3.5 or as may be required by section 704(c) of the Internal Revenue Code and Treasury Regulation
Section 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction (including depletion), and credit of the Partnership, and the Partnership's depletable basis in all oil and gas properties, shall be allocated 1% to the General Partner and 99% to the Limited Partners in proportion to the Limited Partners' respective Sharing Ratios.

      (b) Notwithstanding any of the foregoing provisions of this Section 3.5 to the contrary:

            (i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner's share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

            (ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership's other items of income and gain for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the

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            Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

            (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure or by the Partnership's use of capital contributed by such Partner to repay the Partner's Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

      (c) The losses and deductions allocated pursuant to this Article III shall not exceed the maximum amount of losses and deductions that can be allocated to a Partner without causing or increasing a deficit balance in the Partner's Adjusted Capital Account. If, at the end of any fiscal year, as a result of the allocations otherwise provided for in this Section 3.5, the Adjusted Capital Account balance of any Partner shall become negative, items of deduction and loss otherwise allocable to such Partner for such year, to the extent such items would have caused such negative balance, shall instead be allocated to Partners having positive Adjusted Capital Account balances remaining at such time in proportion to such balances.

      (d) If a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4)-(6) that causes or increases a deficit balance in such Partner's Adjusted Capital Account, items of Partnership income and gain shall be allocated to that Partner in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

      (e) The allocations set forth in subsections (b), (c) (last sentence), and (d) (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 3.5(e). Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the remaining sections of this Article III.

      (f) In accordance with Section 704(c) of the Internal Revenue Code and the Treasury Regulations thereunder, income and deductions with respect to any property carried on the books of the Partnership in an amount that differs from such property's adjusted tax basis shall, solely for federal income tax purposes, be allocated among the Partners in a manner to take into account any variation between the adjusted tax basis of such property to the Partnership and such book value. In making such allocations, the General Partner shall use the "traditional method with curative allocations" pursuant to Treasury Regulations
Section 1-704-3(c).

      (g) All items of income, gain, loss, deduction and credit allocable to any interest in the Partnership that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning those interests in the Partnership, without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Internal Revenue Code and the applicable Treasury
Regulations.

      3.6 Distributions. The General Partner will periodically review Partnership funds and activities in order to determine if distributions should be made to the Partners. All cash funds which the General Partner, in its sole discretion, determines are not required or needed to meet existing or foreseeable obligations and expenditures of the Partnership shall be distributed to the Partners at such times and in such amounts as the General Partner deems proper and advisable. The Partnership may retain such Partnership revenues, insurance proceeds and other amounts as the General Partner shall reasonably determine are necessary to pay Partnership debts, liabilities and expenses and to restore, preserve and protect the Partnership's property upon the occurrence of an accident, catastrophe or similar event. All revenues of the Partnership shall be distributed to the Partners in the same respective percentages as such revenues are allocated to the Partners pursuant to Section 3.5(a) (after deducting therefrom the costs and expenses charged to the Partnership). Distributions shall be made only to the Partners who are Partners according to the books and records of the Partnership, regardless of any claim of any person who may have or claim an interest in such payment by reason of an assignment or otherwise.

                                   ARTICLE IV

     FISCAL YEAR; CAPITAL ACCOUNTS; BOOKS AND RECORDS; REPORTS; AND MEETINGS

      4.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

      4.2 Capital Accounts, Books and Records.

      (a) The General Partner shall keep true, complete and accurate books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.

      (b) A capital account shall be established and maintained for each Partner. Each Partner's capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under section 752 of the Internal Revenue Code), and (iii) the amount of any item of taxable income or gain and the amount of any item of income and gain exempt from tax allocated to such Partner for federal income tax purposes, and (b) shall be decreased by (i) the amount of money distributed to that Partner of the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under section 752 of the Internal Revenue Code),
(iii) allocations to that Partner of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and (iv) allocations to that Partner of Partnership loss and deduction (or items thereof). The Partners' capital accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by the Treasury Regulation section 1.704-1(b)(2)(iv)(g).

      (c) On the transfer of all or part of a Partner's interest in the Partnership, the capital account of the transferor that is attributable to the transferred interest in the Partnership shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv)(1).

      (d) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the capital accounts of the Partners (unless otherwise required by applicable Treasury Regulations), and the Partners' capital accounts shall be debited or credited pursuant to the terms of this Section 4.2 as if no such election had been made.

      (e) Capital accounts shall be adjusted, in a manner consistent with this
Section 4.2, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

      (f) In the case of property contributed to the Partnership by a Partner, and in the case of any revaluation of the Partners' capital accounts as required under applicable Treasury Regulations, the Partners' capital accounts shall be debited or credited for items of depreciation, cost recovery, amortization and gain or loss with respect to any such contributed or revalued property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of its contribution or revaluation, in lieu of the capital account adjustments provided above for such items, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

      (g) It is the intention of the Partners that the capital accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such regulation, the General Partner is hereby authorized to make such adjustment after notice to the Limited Partners.

      4.3 Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) or other financial institution which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The General Partner may invest the Partnership funds in such money market accounts or other investments as the General Partner shall determine to be necessary or appropriate.

      4.4 Quarterly Reports. As soon as practicable after the end of March, June, September and December of each year, each Limited Partner will be furnished a report containing the following:

      (1) unaudited financial statements, including a balance sheet and statements of income, partners' equity and changes in financial position prepared in accordance with accounting principles selected by the General Partner, consistently applied; and

      (2) a summary description of all purchases, sales or other transfers of Partnership property, including the amounts and general terms thereof, and the parties involved therein.

      4.5 Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year, each Limited Partner will be furnished an annual report containing all of the foregoing information.

      4.6 Meetings of Partners. The General Partner may hold meetings of the Partners from time to time to inform and consult with the Limited Partners concerning the Partnership's assets and such other matters as the General Partner deems appropriate. Such meetings shall be held at such times and places, as often and in such manner as shall be determined by the General Partner. Unless objected to by a Majority Interest of the Limited Partners, the General Partner at its election may separately inform and consult with the Limited Partners for the above purposes without the necessity of calling and/or holding a meeting of the Limited Partners. Notwithstanding the foregoing provisions of this Section 4.7, the Limited Partners shall not be permitted to take part in the business or control of the business of the Partnership, it being the intention of the parties that the involvement of the Limited Partners as contemplated in this Section 4.6 is for the purpose of informing the Limited Partners with respect to various Partnership matters, explaining any information furnished to the Limited Partners in connection therewith, answering any questions the Limited Partners may have with respect thereto and receiving any ideas or suggestions the Limited Partners may have with request thereto, it being the further intention of the parties that the General Partner shall have full and exclusive power and authority on behalf of the Partnership to acquire, manage, control and administer the assets, business and affairs of the Partnership in accordance with Article V of this Agreement and the other applicable provisions of this Agreement.

      4.7 Confidentiality. No Partner shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Partner for other than a proper Partnership purpose. No Partner shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the General Partner, or as required by law or governmental or regulatory authority. Each Partner shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 4.7. If a Partner is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Partner shall immediately notify the General Partner of such notice and provide the General Partner the opportunity to resist such disclosure by appropriate proceedings.

                                    ARTICLE V

                              CONDUCT OF OPERATIONS

      5.1 Management. The General Partner shall conduct, direct and exercise full control over all operations of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership.

      5.2 Power and Authority of General Partner. Subject to the provisions of this Agreement, in addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full and exclusive authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership, including, without limitation, and whether similar or dissimilar:

            (1) the determination of which Partnership properties will be acquired, held, transferred, sold or otherwise disposed of by the Partnership;

            (2) the making of any expenditures and the incurring of any obligations (including for borrowed money) deemed necessary for the conduct of the activities of the Partnership;

            (3) the acquisition, hypothecation, exchange or disposition of any or all of the assets of the Partnership;

            (4) the use of the revenues of the Partnership for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the activities of the Partnership, the repayment of borrowings, and the conduct of additional operations by the Partnership;

            (5) the encumbering of or creation of security interests in Partnership assets and revenues (including for borrowed money);

            (6) the negotiation and execution on any terms and conditions deemed desirable in its sole discretion of any contracts, conveyances or other instruments, whether similar or dissimilar, considered by the General Partner to be useful or necessary to the conduct of Partnership operations or implementation of the powers granted to the General Partner under this Agreement;

            (7) the selection of employees and outside consultants and contractors and the determination of their compensation and other terms of employment or hiring;

            (8) the formation of any further limited or general partnerships, joint ventures, or other relationships which it deems desirable;

            (9) the control of any matters affecting the rights and obligations of the Partnership, including the employment of attorneys, accountants, engineers and consultants to advise and otherwise represent the Partnership, the conduct of litigation and other recurring legal expense, and the settlement of claims and litigation; and

            (10)entering into hedging contracts and derivative transactions of all types.

      5.3 Insurance. The General Partner shall acquire and maintain for the benefit of the Partnership, at the Partnership's expense, insurance covering such risks and in such amounts as it deems advisable and appropriate.

      5.4 Title To Partnership Property. In connection with property acquisitions, the General Partner shall take such steps as it may deem necessary to render title acceptable for purposes of the Partnership. Title to Partnership property, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership property or any portion thereof. Title to Partnership property may be held in the name of the General Partner or a nominee (including Affiliates of the General Partner) if such practice will facilitate assembly or acquisition of Partnership properties, administration of Partnership affairs or as otherwise determined by the General Partner. If Partnership property is held in other than Partnership name, a nominee agreement shall be executed indicating that title is held for the benefit of the Partnership.

      5.5 Compliance With State Law. Prior to the Partnership's engaging in business in any state, the General Partner shall take such actions as it deems necessary to assure that the Partnership will be recognized as a limited partnership or equivalent entity under the laws of such state and that the Limited Partners will retain limited liability.

      5.6 Duties and Services of the General Partner; Outside Activities. The General Partner shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Partnership, the General Partner shall (a) use its reasonable good faith efforts to cause the Partnership
(i) to comply with the terms and provisions of all agreements to which the Partnership is a party or by which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and (iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership or Partnership properties and the conduct of the Partnership's business and operations and (b) attend to other day-to-day affairs of the Partnership in a manner which is in the bests interests of the Partnership. The General Partner shall be obligated to perform the duties, responsibilities and obligations of the General Partner hereunder only to the extent that funds of the Partnership are available therefor. Subject to the express provisions of this Agreement, any Partner may engage in whatever activities it chooses. The General Partner may organize and manage additional limited partnerships, joint ventures or other entities for the acquisition and ownership of the exploration for and production of oil and gas, both for its own account and for the account of others. Further, the General Partner and each other Partner at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including, without limitation, ones in competition with the Partnership or ones that would be beneficial to the Partnership and with no obligation to offer to the Partnership or any other Partner the right to participate therein and, as a material part of the consideration for the execution hereof by the General Partner and the Limited Partners, each Partner hereby waives, relinquishes and renounces any such right or claim of participation. During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership's business as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners; provided however, it is specifically understood and agreed that the General Partner shall not be required to devote full time to Partnership business.

      5.7 Liability of Partners and Indemnification.

      (a) The General Partner, the Limited Partners and their respective Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Partnership shall indemnify to the maximum extent permitted under the Act and save harmless the General Partner and the Partners and their Affiliates, and their partners, officers, directors, employees and agents (individually, "Indemnitee") from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence or wilful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

      (b) The Partnership shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

      (c) The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.

      (d) The indemnification provided by this Section 5.7 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or an officer, director, employee or agent of a Partner or as a person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.

      (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.

      (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

      5.8 Withdrawal by the General Partner. The General Partner shall not voluntarily withdraw from the Partnership unless a Majority Interest of the Limited Partners consent to such withdrawal. If the Limited Partners consent to the withdrawal of the General Partner, such event shall not constitute a breach by the General Partner of this Agreement and the Partnership shall be dissolved as provided in Section 7.1(d) hereof.

      5.9 Certain Decisions. (a) Unless otherwise expressly provided in this Agreement (i) whenever a conflict of interest exists or arises between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or (ii) whenever this Agreement provides that the General Partner shall act in a manner which is or provide terms which are fair and reasonable to the Partnership or the Limited Partners, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting or engineering practices or principles, and in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law, rule or regulation. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty under the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provisions of this Section 5.9.

      (b) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion", or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interests or factors affecting the Partnership or the Limited Partners or (ii) in "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or under the Act or any other applicable law, rule or regulation. Each Partner hereby consents and agrees that the General Partner may so act, waives any standard of care or duty imposed in this Agreement or under the Act or any other applicable law, rule or regulation, waives the rights and protection provided and afforded thereby, and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provision of this
Section 5.9.

      (c) With respect to each transaction between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, which is authorized by or consummated in accordance with Section 5.9(a) or (b), or with respect to any actions taken by the General Partner with respect to the Partnership, each Limited Partner hereby (i) consents and agrees to and ratifies each such transaction to the extent that the Act and the laws of any jurisdiction to which the Partnership or this Agreement is subject require the consent to or approval or ratification of such transaction and (ii) agrees that such consent, agreement and ratification shall be valid and effective despite the fact that it is necessarily being given in advance and without full disclosure of the facts and circumstances that will pertain to future transactions of such nature.

      (d) No transaction between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or any actions taken by the General Partner with respect to the Partnership, will be void or voidable solely for this reason and/or under the Act or any other applicable law, rule or regulation, and no person having an interest in any such transaction shall have any liability to the Partnership or any Partner solely by virtue of such relationship or conflict, if the material facts as to the relationship and transaction are disclosed or are known to the Limited Partners and the transaction is approved by a Majority Interest of the Limited Partners; provided, however, that this Section 5.9(d) shall not impose or imply any duty or obligation upon the General Partner to seek or obtain any such approval.

      5.10 Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

      (b) The General Partner may consult with legal counsel, accountants, engineers, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion (including an opinion of counsel) of such persons as to matters that the General Partner reasonably believes to be within such person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

      (c) The General Partner shall have the right, with respect to any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

      5.11 Amendments to be Adopted Solely by General Partner. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney for the Limited Partners and assignees), without the approval of any Limited Partner or assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

      (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

      (b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

      (c) a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

      (d) a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or appropriate to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute (including the Act), compliance with any of which the General Partner determines in its sole discretion to be in the best interest of the Partnership and the Limited Partners or (iii) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement.

      (e) an amendment that is necessary, in the sole discretion of the General Partner, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

      (f) an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with Additional Capital Contributions made or agreed to be made by Limited Partners pursuant to Section
3.3 hereof;

      (g) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone; or

      (h) any other amendments substantially similar to the foregoing.

      5.12 Contracts with Affiliates. The Partnership may enter into contracts and agreements with any Partner and/or any of its Affiliates for the purchase or sale of property or for the rendering of services on such arms-length terms that
(i) are no less favorable to the Partnership than those available from unrelated third parties and (ii) that are otherwise fair and reasonable to the Partnership under the circumstances.

      5.13 Tax Matters Partner. The General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code. The General Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Such power and authority shall include, without limitation, the power and authority to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any Partnership tax matter, and to enter into a settlement agreement relating to any Partnership tax matter.

      5.14 Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as it shall deem appropriate in its sole discretion. Notwithstanding anything in this Agreement to the contrary, the General Partner shall not be required to make an election under Section 754 of the Internal Revenue Code or corresponding provisions of applicable state income tax law.

                                   ARTICLE VI

                       TRANSFERS OF PARTNERSHIP INTERESTS

      6.1 General Partner. The General Partner may sell, assign, transfer or otherwise dispose of all or any part of its interest in the Partnership without the consent of the Limited Partners. The General Partner will, concurrently with any transfer of an interest in the Partnership, give the Limited Partners written notice identifying the interest to be transferred, the date on which the transfer is to be effective, the proposed transferee and substitute or additional general partner.

      6.2 Substitute General Partner. If all of the General Partner's interest in the Partnership is conveyed, the transferee shall become a substitute General Partner hereunder. The substitute General Partner will assume and agree to perform all of the General Partner's duties and obligations hereunder and the transferring General Partner will, upon making a proper accounting to the substitute General Partner, be relieved of any further duties, obligations or liabilities hereunder.

      6.3 Limited Partners. Except as is specifically permitted by the provisions of Section 6.4, the sale, pledge, hypothecation, assignment, pledge, gift, transfer or other disposition of a Limited Partner's interest in the Partnership, either directly or indirectly, to any Person is prohibited.

      6.4 Permitted Transfers. The following transfers by Limited Partners of interests in the Partnership shall be permitted transfers:

      A. Transfers with Consent. Notwithstanding the provisions of Section 6.3, a Limited Partner may transfer or dispose of an interest in the Partnership if such transfer or disposition is consented to in writing by the General Partner, which consent may be arbitrarily withheld or made conditional by the General Partner in its absolute and sole discretion.

      B. Gifts. Notwithstanding the provisions of Section 6.3, a Limited Partner may transfer interests in the Partnership if the transfer is entirely donative with no consideration to be received for the transfer.

      C.    Transfers to Existing Partners. Notwithstanding the provisions of
Section 6.3, a Limited Partner shall be permitted to transfer interests in the Partnership to any other Partner.

      6.5 Compliance Required. Absent the right to transfer an interest in the Partnership pursuant to Section 6.4 hereof, any transfer described in this
Article VI of a Limited Partner's interest in the Partnership without complying with this Article VI shall be null and void.

      6.6 Assignees; Admission of Substituted Limited Partners. (a) An assignee of a limited partner interest in the Partnership shall become a substituted Limited Partner entitled to all of the rights of a Limited Partner, if, and only if, (i) the assignee acquires such interest in the Partnership in compliance with this Article VI, (ii) the assignee executes and delivers such instruments, in form and substance satisfactory to the General Partner as the General Partner may deem necessary or desirable to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and (iii) if the General Partner so requires, the assignee reimburses the Partnership for any costs incurred by the Partnership in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such admission as a substituted Limited Partner of the Partnership.

      (b) Unless an assignee of an interest in the Partnership becomes a substituted Limited Partner in accordance with the provisions of this Section 6.6, such assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

      (c) The Partnership and the General Partner shall be entitled to treat the record holder of any interest in the Partnership as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such holder until such time as a written assignment or transfer of such interest that complies with the terms of this Agreement has been received by the General Partner.

      (d) A transferee of part of an interest in the Partnership shall succeed to a pro rata portion of the capital account of the transferor relating to the interest so transferred.

      (e) For income tax purposes, the allocation of costs, revenues, income, gains, losses, deductions, credits and items of tax preference of the Partnership, including depletion and depreciation, if applicable, attributable to any assigned interest shall be prorated between the assignor and the assignee on the basis of the number of days such interest was held by each of them during the calendar year or any other reasonable basis determined by the General Partner which is consistent with Section 706 of the Internal Revenue Code and applicable Treasury Regulations.

                                   ARTICLE VII

                        TERM, DISSOLUTION AND WINDING UP

      7.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

      (a)   Twenty years from the date of this Agreement;

      (b) The written election by the General Partner at any time after five years from the date of this Agreement;

      (c) The sale, disposition or termination of all or substantially all of the property then owned by the Partnership;

      (d) The withdrawal from the Partnership by the General Partner as provided for in this Agreement;

      (e) The consent in writing of the General Partner and a Majority Interest of the Limited Partners; or

      (f) The occurrence of any event which, under the Act, causes the dissolution of a limited partnership.

      The death, insanity or other termination of existence or capacity of a Limited Partner shall not dissolve or terminate the Partnership. No estate, personal representative of any deceased or insane Limited Partner or of any Limited Partner whose existence has terminated or ceased or any other successor to a Limited Partner's interest will have the right to withdraw any part of such Limited Partner's share of Partnership capital prior to the termination of the Partnership, and such estate, personal representative or other successor shall have only the rights provided by Section 6.6(b) hereof unless and until admitted as a substituted Limited Partner in accordance with Section 6.6(a) hereof.

      7.2 Liquidation and Termination. Upon dissolution of the Partnership, the General Partner shall act as liquidator who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. In the General Partner's capacity as liquidator, it shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

      (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership's independent accountants of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

      (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for payment on such terms as the liquidator may reasonably determine). After making payment or provision for payment of all debts and liabilities of the Partnership, the Partners' capital accounts shall then be adjusted by payment of (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by the liquidator using such reasonable method of evaluation as it may adopt) as of the date of termination of the Partnership,
(ii) assuming the distribution of such cash at such time in the percentages required under Section 3.5(a), and (iii) debiting or crediting each Partner's capital account with its respective share of the hypothetical gains or loses resulting from such assumed sales in the same manner as each such capital account would be debited or credited with gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value in the manner provided above) distribute such cash or property among the Partners in accordance with the positive balances of their respective capital accounts in accordance with Article IV, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs. Such a distribution shall be in cash or in kind as determined by the liquidator. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of either the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 7.2.

      (c) The liquidator may distribute to the Partners, in lieu of cash, as tenants in common, undivided interests in such Partnership assets as the liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the liquidator deems reasonable and equitable and to any agreement governing the operation of such properties at such time. The liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

      (d) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

      (e) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its capital account at any time.

      The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 7.2 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.

      7.3 Cancellation of Certificate. Upon completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the General Partner (or, if there shall be no General Partner, the Limited Partners) shall cause the cancellation of the Certificate of Limited Partnership and any other filings made pursuant to Section 2.6 and shall take such other actions as may be necessary to terminate the Partnership.

      7.4 Distribution of Properties. With respect to any interest in Partnership properties distributed in-kind, such interest will be distributed subject to any agreements with respect to such properties.

                                  ARTICLE VIII

                           RIGHTS OF LIMITED PARTNERS

      8.1 Rights of Limited Partners. Each of the Limited Partners shall have the right to (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Limited Partner; (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Partnership by decree of court as provided for in the Act; and (d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, the Limited Partners shall not have the right to receive data pertaining to the properties of the Partnership if the General Partner or the Partnership is subject to a valid agreement prohibiting the distribution of such data or if the General Partner shall otherwise determine that such data is Confidential Information.

      8.2 Limitations on Limited Partners. The Limited Partners shall not (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Limited Partners have any such power or right or that the Limited Partners are anything other than "limited partners" in the Partnership.

      8.3 Liability of Limited Partners. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except (a) for any unpaid Capital Contributions agreed to be made by such Limited Partner, (b) to the extent of the Limited Partner's share of the assets (including undistributed revenues) of the Partnership and (c) as otherwise provided in the Act.

      8.4 Withdrawal and Return of Capital Contributions. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Limited Partner of all of its interest in the Partnership in accordance with Article VI, or (b) the return of his or its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

      9.1 Representations and Warranties. Each Limited Partner acknowledges and agrees that its interest in the Partnership is being purchased for such Limited Partner's own account as part of a private offering, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution or other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the interest in the Partnership is acquired by such Limited Partner with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such interest in the Partnership within the meaning of the Securities Act or applicable state securities laws. Accordingly, each Limited Partner represents and warrants to the General Partner, the Partnership and all other interested parties that:

      (a) such Limited Partner has sufficient financial resources to continue such Limited Partner's investment in the Partnership for an indefinite period.

      (b) such Limited Partner has adequate means of providing for his current needs and contingencies and can afford a complete loss of his investment in the Partnership.

      (c) no other Person will acquire, directly or indirectly, any interest in such Limited Partner's interest in the Partnership (or any portion thereof) as a result of such Limited Partner's acquisition of such interest in the Partnership pursuant to this Agreement.

      (d) it is such Limited Partner's intention to acquire and hold its interest in the Partnership solely for its private investment and for its own account and with no view or intention to distribute, resell, assign, pledge, mortgage, hypothecate or otherwise transfer or dispose of such interest in the Partnership (or any portion thereof).

      (e) such Limited Partner has no contract, undertaking, agreement or arrangement with any Person to sell or otherwise transfer to any Person, or to have any Person sell on behalf of such Limited Partner, its interest in the Partnership (or any portion thereof), and such Limited Partner is not engaged in and does not plan to engage within the foreseeable future in any discussion with any Person relative to the sale or any transfer of its interest in the Partnership (or any portion thereof).

      (f) such Limited Partner is not aware of any occurrence, event or circumstance upon the happening of which such Limited Partner intends to attempt to sell, transfer or otherwise dispose of its interest in the Partnership (or any portion thereof), and such Limited Partner does not have any present intention of selling, transferring, or otherwise disposing of its interest in the Partnership (or any portion thereof) after the lapse of any particular period of time.

      (g) such Limited Partner, by making other investments of a similar nature and/or by reason of its business and financial experience or the business and financial experience of those Persons it has retained to advise such Limited Partner with respect to its investment in the Partnership, is a sophisticated investor who has the capacity to protect its own interest in investments of this nature and is capable of evaluating the merits and risks of this investment.

      (h) such Limited Partner has had all documents, records, books and due diligence materials pertaining to this investment made available to such Limited Partner and such Limited Partner's accountants and advisors; such Limited Partner has also had an opportunity to ask questions of and receive answers from the General Partner concerning this investment; and such Limited Partner has all of the information deemed by such Limited Partner to be necessary or appropriate to evaluate the investment and the risks and merits thereof.

      (i) such Limited Partner has a close business association with the General Partner or certain of its Affiliates thereby making the Limited Partner a well-informed investor for purposes of this investment.

      (j) such Limited Partner is aware of the following:

            (i) the Partnership is newly organized and has no financial or operating history and, further, the investment in the Partnership is speculative and involves a high degree of risk of loss by the Limited Partner of its entire investment, with no assurance of any income from such investment;

            (ii)no federal or state agency has made any finding or determination as to the fairness or merits of the investment, or any recommendation or endorsement, of such investment;

            (iii) there are substantial restrictions on the transferability of the Partnership interests of such Limited Partner, there will be no public market for the Partnership interests and, accordingly, it may not be possible for such Limited Partner readily to liquidate its investment in the Partnership in case of emergency;

            (iv)any federal or state income tax benefits which may be available to such Limited Partner may be lost through changes to existing laws and regulations or in the interpretation of existing laws and regulations; such Limited Partner in making this investment is relying, if at all, solely upon the advice of its own tax advisors with respect to the tax aspects of an investment in the Partnership; and

            (v) In forming this Partnership, the Limited Partners recognize and acknowledge that the business of the Partnership is highly speculative and that the General Partner makes no guarantee or representation to any Limited Partner as to the possibility or probability of gain or against loss from the conduct of the business of the Partnership or the return of their respective Capital Contributions.

      (k) such Limited Partner further covenants and agrees that (A) its interest in the Partnership will not be resold unless the provisions set forth in Article VI above are complied with, and (B) such Limited Partner shall have no right to require registration of its interest in the Partnership under the Securities Act or applicable state securities laws, and in view of the nature of the Partnership and its business, such registration is neither contemplated nor likely.

      (l) Such Limited Partner is an "accredited investor" in that he comes within one or more of the following categories:

            (1) A bank as defined in Section 2(a)(2) of the Securities Act of 1933 (the "Securities Act") or any savings and loan association or other institution as defined in Section 2(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Securities Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the U.S. Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

            (2) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

            (3) An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

            (4) A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

            (5) A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of these years and has a reasonable expectation of reaching the same income level in the current year;

            (6) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring these securities offered, whose purchase is directed by a sophisticated person as described in Rule 506 of Regulation D under the Securities Act; and

            (7) An entity in which all of the equity owners are accredited investors.

      9.2 Indemnification. The undersigned Limited Partner acknowledges that he understands the meaning and legal consequences of the representations, warranties and covenants set forth in Section 9.1 above and that the General Partner and each officer, director and partner thereof have relied and will rely upon such representations, warranties and covenants, and such Limited Partner hereby agrees to indemnify and hold harmless the General Partner and each officer, director and partner thereof, and their respective controlling persons and agents from and against any and all loss, claim, damage, liability or expense, and any action in respect thereof, joint or several, to which any such person may become subject, due to or arising out of a breach of any such representation, warranty or covenant, together with all reasonable costs and expenses (including attorneys' fees and disbursements) incurred by any such person in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters so indemnified against.

      9.3 Survival. All representations, warranties and covenants contained in this Agreement, and the indemnification contained in Section 9.2 above, shall survive (i) the acceptance of the Agreement by those persons who have acquired an interest in the Partnership and (ii) the death, disability, dissolution or termination of the undersigned Limited Partner.

                                    ARTICLE X

                                POWER OF ATTORNEY

      10.1 Power of Attorney. Each Limited Partner and each assignee hereby constitutes and appoints the General Partner (and any successor to either thereof by merger, transfer, assignment, election or otherwise), and each of their respective authorized officers and attorneys-in-fact with full power of substitution, as his true and lawful agent and attorney-in-fact with full power and authority in his name, place and stead to:

                                                                     Exhibit 3.6

      (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Texas and in all other jurisdictions in which the Partnership may conduct business or own property, (B) all certificates, documents and other instruments that the General Partner deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, this Agreement or the Capital Contribution of any Partner, and (E) all certificates, documents and other instruments relating to the issuance of additional interests in the Partnership pursuant to this Agreement;

      (b) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement, provided, that when required by any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner may exercise the power of attorney made in this Section 10.1(b) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series;

      (c) sign, execute and file with any federal or state agencies, department, bureaus, offices or authorities, any documents or instruments related to the Partnership or its business that the General Partner in its sole discretion determines should be filed, including any statements, notices or communications now or hereafter required or permitted to be filed under any law, rule or regulation of the United States or any state.

      (d) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or assignee and the transfer of all or any portion of such Limited Partner's or assignee's Partnership interest and shall extend to such Limited Partner's or assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or assignee hereby agrees to be bound by any representation made by the General Partner acting in good faith pursuant to such power of attorney, and each such Limited Partner or assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney. Each Limited Partner or assignee shall execute and deliver to the General Partner, within 15 days after receipt of the General Partner's request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

      (e) Nothing in this Section 10.1 shall be construed as authorizing the General Partner to amend this Agreement except as may be otherwise expressly provided for in this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) United States mail, or (c) expedited delivery service with proof of delivery, addressed to the respective addressee(s). Any Partner may change its address by giving notice in writing to the other Partners of his or her new address.

      11.2 Amendment. This Agreement may be changed, modified or amended only by an instrument in writing agreed upon by the General Partner and a Majority Interest of the Limited Partners, except as provided in Section 3.3(4) and
Section 5.14 of this Agreement. The General Partner shall notify all Partners upon final adoption of any proposed amendment.

      11.3 Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

      11.4 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

      11.5 Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

      11.6 No Waiver. The failure of any Partner to insist upon strict performance or a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent a waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      11.7 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

      11.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners, and their respective heirs, devisees, personal representatives, successors and assigns.

      11.9 No Warranty of Title. No assignment or conveyance made by the General Partner to any Limited Partner pursuant hereto shall contain any warranty of title.

      11.10 Right to Rely Upon the Authority of General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any property or interest owned by the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

      11.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all of any part of its rights or interest in the Partnership or under this Agreement except in accordance with
Article VI.

      11.12 Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be considered an original. All counterparts shall be but one agreement, and shall be binding upon each party who executes any counterpart or a Limited Partner Signature Page which is, on its face, intended to be attached to such a counterpart.

      IN WITNESS WHEREOF, the parties hereto set their hands and seal as of the day and year hereinafter shown.

                                       GENERAL PARTNER:

                                           PARALLEL PETROLEUM CORPORATION

                                           By: /s/ Larry C. Oldham, President
                                             -----------------------------------
                                               Larry C. Oldham, President

                                  ATTACHMENT I

                   LIMITED PARTNER SIGNATURE PAGE (INDIVIDUAL)

      The undersigned, desiring to become a Limited Partner of the Partnership, hereby agrees to all of the terms and provisions of the Agreement of Limited Partnership, and agrees that this Limited Partner Signature Page, together with all other Limited Partner Signature Pages, is hereby incorporated into the said Agreement of Limited Partnership. The undersigned hereby joins and executes the said Agreement of Limited Partnership, hereby authorizing this Limited Partner Signature Page to be attached thereto. The place of residence or principal business address of the undersigned is as shown below.

      IN WITNESS WHEREOF, the undersigned has executed this Limited Partner Signature Page to the Agreement of Limited Partnership as of the date set forth hereinafter.

INDIVIDUAL LIMITED PARTNER:

1.__________________________________     3.  ___________________________________
     (Signature of Limited Partner)           (Social Security Number)

2.__________________________________     4.  ___________________________________
  (Name of Limited Partner - printed)        ___________________________________
                                             ___________________________________
                                            (Mailing Address of Limited Partner)

                                         5. Initial Capital Contribution:

                                            $-----------------------------------

ACCEPTED this ____ day of _____, 2002

                                  ATTACHMENT I

                     LIMITED PARTNER SIGNATURE PAGE (ENTITY)

      The undersigned, desiring to become a Limited Partner of the Partnership, hereby agrees to all of the terms and provisions of the Agreement of Limited Partnership, and agrees that this Limited Partner Signature Page, together with all other Limited Partner Signature Pages, is hereby incorporated into the said Agreement of Limited Partnership. The undersigned hereby joins and executes the said Agreement of Limited Partnership, hereby authorizing this Limited Partner Signature Page to be attached thereto. The place of residence or principal business address of the undersigned is as shown below.

      IN WITNESS WHEREOF, the undersigned has executed this Limited Partner Signature Page to the Agreement of Limited Partnership as of the date set forth hereinafter.

ENTITY LIMITED PARTNER:

1. Parallel, L.L.C. 5. 43-1954502        5.          43-1954502
   ---------------------------------       ------------------------------------
      (Name of Entity Printed)             (Federal Tax Identification No.)

2.----------------------------------     6.     2325-B Renaissance Dr.
      (Name of General Partner,                 Suite 10
       if applicable)                           Las Vegas, Nevada 89919
                                           (Mailing Address of Limited Partner)

3.----------------------------------     7.     Manager
     (Signature of Officer, Manager,       ------------------------------------
      Partner or Trustee)                   (Title of Officer)

4.   David R. Hancock                    8. Initial Capital Contribution:
   ---------------------------------
    (Name of Officer, Manager,              $  5,000.00
     Partner or Trustee Printed)

ACCEPTED this ____ day of _____, 2002

                                   SCHEDULE 1

       NAMES, ADDRESSES AND INITIAL CAPITAL CONTRIBUTIONS OF THE PARTNERS

Name and Address                           Type                     Initial
      of                                    of                      Capital
    Partner                               Partner                  Contribution
------------------------------          ---------------            ------------
Parallel Petroleum Corporation          General Partner            $      50.00
110 N. Marienfeld, Suite 465
Midland, Texas 79701

Parallel, L.L.C.                        Limited Partner            $   5,000.00
2325 B Renaissance Dr.
Suite 10
Las Vegas, Nevada 89119